                       VIRGINIA CAPITAL BANCSHARES, INC.
                                AND SUBSIDIARY

                             FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

                       VIRGINIA CAPITAL BANCSHARES, INC.
                                AND SUBSIDIARY


                                   CONTENTS

                                                                    Page
Report of Independent Auditors                                        1

Consolidated Balance Sheets                                           2

Consolidated Statements of Income                                     3

Consolidated Statements of Comprehensive Income                       4

Consolidated Statements of Changes in Equity                          5

Consolidated Statements of Cash Flows                                 6

Notes to Consolidated Financial Statements                            7

                        REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Virginia Capital Bancshares, Inc.
Fredericksburg, Virginia


We have audited the accompanying consolidated balance sheets of Virginia Capital Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Virginia Capital Bancshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Cherry, Bekaert & Holland, L.L.P.

Richmond, Virginia
January 21, 1999

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                               2
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1998 AND 1997
(DOLLARS IN THOUSANDS)

                                                                             1998       1997
                                                                           --------   --------
ASSETS

Cash and cash equivalents (includes interest-bearing deposits
 of $114,963 in 1998; $10,634 in 1997)                                     $115,734   $ 11,287
Investment securities
    Held-to-maturity (fair value $1,003 in 1998; $1,335 in 1997)                990      1,291
    Available-for-sale (cost $29,709 in 1998; $30,865 in 1997)               30,381     31,151
Federal Home Loan Bank stock, restricted, at cost                             3,539      3,448
Loans receivable, net                                                       411,791    413,032
Accrued interest receivable                                                   2,588      2,597
Foreclosed real estate for sale, net                                          1,177      1,959
Property and equipment, less accumulated depreciation
 ($4,309 in 1998; $3,999 in 1997)                                             3,587      3,508
Other assets                                                                    472        269
Deferred tax asset                                                            6,417      3,378
                                                                           --------   --------

                                                                           $576,676   $471,920
                                                                           ========   ========

         LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
    Deposits                                                               $354,788   $374,114
    Official bank checks                                                     21,064      3,002
    Advances from Federal Home Loan Bank                                      8,000      8,000
    Retirement obligations                                                    6,093      5,480
    Advances from borrowers for taxes and insurance                           1,048        936
    Accrued expenses and other liabilities                                      477        315
                                                                           --------   --------
       Total liabilities                                                    391,470    391,847
                                                                           --------   --------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
    Preferred stock, 5,000,000 shares authorized, none issued                    -          -
    Common stock, $.01 par value 75,000,000 shares authorized,
    issued and outstanding 11,404,800 in 1998                                   114         -
    Additional paid-in capital                                              112,303         -
    Unallocated common stock held by Employee Stock Ownership Plan           (8,920)        -
    Retained earnings, substantially restricted                              81,292     79,896
    Accumulated other comprehensive income                                      417        177
                                                                           --------   --------
       Total stockholders' equity                                           185,206     80,073
                                                                           --------   --------

       Total liabilities and stockholders' equity                          $576,676   $471,920
                                                                           ========   ========



See notes to consolidated financial statements.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                               3
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(DOLLARS IN THOUSANDS)

                                                                        1998      1997      1996
                                                                      -------   -------   -------
INTEREST INCOME
   Interest and fees on loans                                         $33,430   $33,575   $32,713
   Interest on investment securities                                    3,047     2,929     3,285
                                                                      -------   -------   -------
      TOTAL INTEREST INCOME                                            36,477    36,504    35,998
                                                                      -------   -------   -------

INTEREST EXPENSE
   Deposits                                                            18,717    18,816    19,076
   Advances and other borrowings                                          495       602       459
                                                                      -------   -------   -------
      TOTAL INTEREST EXPENSE                                           19,212    19,418    19,535
                                                                      -------   -------   -------

      NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES             17,265    17,086    16,463

PROVISION FOR LOAN LOSSES                                                 461       375       325
                                                                      -------   -------   -------

      NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              16,804    16,711    16,138
                                                                      -------   -------   -------

NONINTEREST INCOME
   Fees and service charges                                               258       318       240
   Other                                                                  223       142       169
                                                                      -------   -------   -------
      TOTAL NONINTEREST INCOME                                            481       460       409
                                                                      -------   -------   -------

NONINTEREST EXPENSE
   Compensation and benefits                                            3,552     3,511     3,716
   Occupancy and equipment                                                740       717       762
   Federal deposit insurance premium                                      228       240     3,283
   Charitable contributions                                             8,591        95        92
   Other                                                                1,775     2,231     1,712
                                                                      -------   -------   -------
      TOTAL NONINTEREST EXPENSE                                        14,886     6,794     9,565
                                                                      -------   -------   -------

      INCOME BEFORE INCOME TAXES                                        2,399    10,377     6,982
                                                                      -------   -------   -------

INCOME TAXES
   Current                                                              4,180     3,990     2,943
   Deferred                                                            (3,177)      (38)     (542)
                                                                      -------   -------   -------
                                                                        1,003     3,952     2,401
                                                                      -------   -------   -------

      NET INCOME                                                      $ 1,396   $ 6,425   $ 4,581
                                                                      =======   =======   =======



See notes to consolidated financial statements.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                               4
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(DOLLARS IN THOUSANDS)

                                                                       1998      1997      1996
                                                                      ------    ------    ------
Net income                                                            $1,396    $6,425    $4,581
Other comprehensive income:
   Unrealized gains (losses) on securities available-for-sale, net of tax of $216, $146 and $92, for 1998, 1997 and 1996,
    respectively                                                         240       352       150
   Less:  reclassification adjustment for gains included
    in net income, net of tax of $85 for 1996                              -         -       138
                                                                      ------    ------    ------
         Total other comprehensive income                                240       352        12
                                                                      ------    ------    ------

Comprehensive income                                                  $1,636    $6,777    $4,593
                                                                      ======    ======    ======




See notes to consolidated financial statements.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                          Unallocated
                                                                             Common       Retained     Accumulated
                                                              Additional     Stock        Earnings        Other
                                           Preferred  Common    Paid-in     Held by    Substantially  Comprehensive   Total
                                             Stock     Stock    Capital      ESOP        Restricted       Income      Equity
                                           ---------  ------  ----------  -----------  -------------  -------------  --------
Balance, December 31, 1995                  $   -      $ -     $     -      $    -        $68,890         $(187)     $ 68,703
   Net income                                   -        -           -           -          4,581            -          4,581
   Other comprehensive income                   -        -           -           -             -             12            12
                                            ------     ----    --------     -------       -------         -----      --------

Balance, December 31, 1996                      -        -           -           -         73,471          (175)       73,296
   Net income                                   -        -           -           -          6,425            -          6,425
   Other comprehensive income                   -        -           -           -             -            352           352
                                            ------     ----    --------     -------       -------         -----      --------

Balance, December 31, 1997                      -        -           -           -         79,896           177        80,073

   Net income                                   -        -           -           -          1,396            -          1,396
   Issuance of 10,560,000 shares
    of $.01 par value common
    stock in the initial public
    offering at $10.00 per share                -       106     103,863          -             -             -        103,969
   Issuance of 844,800 shares of
    $.01 par value common stock
    to charitable foundation                    -         8       8,440          -             -             -          8,448
   Loan to ESOP for purchase
    of common stock                             -        -           -       (9,124)           -             -         (9,124)
   Allocation of shares
    purchased with
    loan to ESOP                                -        -           -          204            -             -            204
   Other comprehensive income                   -        -           -           -             -            240           240
                                            ------     ----    --------     -------       -------         -----      --------

Balance, December 31, 1998                  $   -      $114    $112,303     $(8,920)      $81,292         $ 417      $185,206
                                            ======     ====    ========     =======       =======         =====      ========



See notes to consolidated financial statements.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                               6
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
(DOLLARS IN THOUSANDS)

                                                                                  1998        1997        1996
                                                                                --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                                   $  1,396    $  6,425    $  4,581
   Adjustments to reconcile net income to net cash provided
   by operating activities
      Depreciation                                                                   370         371         377
      Provision for loan losses                                                      461         375         325
      Realized gain on investment securities                                          -           -         (223)
      Charitable contribution funded with Company stock                            8,448          -           -
      Provision for loss on real estate owned                                       (106)         87         (21)
      Premium/discount on investment securities                                      (80)        (66)       (108)
      Deferred loan fees and costs, net                                              332         266         192
      Deferred income tax benefit                                                 (3,177)        (38)       (542)
      (Increase) decrease in accrued interest receivable                             (13)       (150)        358
      (Increase) decrease in other assets                                           (553)        543        (590)
      Increase (decrease) in advances by borrowers for taxes
       and insurance                                                                 112          92         (35)
      Increase in retirement obligations                                             613         547         657
      Increase (decrease) in other liabilities                                       525        (542)       (714)
                                                                                --------    --------    --------
           NET CASH PROVIDED BY OPERATING ACTIVITIES                               8,328       7,910       4,257
                                                                                --------    --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sale of securities available-for-sale                                -           -       25,673
   Proceeds from redemption of securities available-for-sale                      11,515       6,812          -
   Purchase of FHLB stock                                                            (91)       (215)       (158)
   Purchase of securities available-for-sale                                     (10,322)     (5,420)     (8,347)
   Principal payments on mortgaged-backed securities held-to-maturity                346         281         456
   Loan originations and principal payments, net                                  (1,462)    (11,422)    (17,487)
   Loan to ESOP, net of repayments                                                (8,920)         -           -
   Capital expenditures                                                             (459)       (271)       (241)
   Proceeds from sale of real estate owned                                         2,878       3,214       3,528
                                                                                --------    --------    --------
           NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                    (6,515)     (7,021)      3,424
                                                                                --------    --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in savings accounts                                     9,973      (4,894)     (7,706)
   Net increase (decrease) in certificates of deposit                            (11,235)      6,355      (3,018)
   Net increase (decrease) in advance from Federal Home Loan Bank                     -       (7,000)      7,000
   Proceeds from common stock issuance                                           103,896          -           -
                                                                                --------    --------    --------
           NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                   102,634      (5,539)     (3,724)
                                                                                --------    --------    --------


NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             104,447      (4,650)      3,957

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                    11,287      15,937      11,980
                                                                                --------    --------    --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $115,734    $ 11,287    $ 15,937
                                                                                ========    ========    ========


See notes to consolidated financial statements.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                               7
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Virginia Capital Bancshares, Inc. (the "Company") is a stock holding company. Substantially all of the business of the Company is conducted by its wholly-owned subsidiary Fredericksburg Savings Bank (the "Bank"), Fredericksburg, Virginia. The Bank is a Federal stock savings bank engaged in the business of accepting deposits from customers and investing those funds primarily in mortgage loans secured by one- to four-family residences. To a lesser extent, the Bank invests in multi-family, construction and development, commercial real estate and consumer loans. The Company and the Bank are subject to the regulations of Federal banking agencies and are periodically examined by them. Most of the Bank's loans and loan commitments have been granted to customers in Fredericksburg, Virginia and surrounding counties. Many of the Bank's loan customers are also depositors of the Bank. The Bank provides services from four locations.

The accounting and reporting policies of Virginia Capital Bancshares, Inc. and its subsidiary follow generally accepted accounting principles and conform to the general practices within the financial services industry. Significant principles used in preparing the financial statements are described below.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its subsidiary Bank. Significant intercompany accounts and transactions have been eliminated in consolidation.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

The Company considers cash on hand, cash due from banks, which are maintained in financial institutions, and interest-earning deposits, which are maintained with the Federal Home Loan Bank, as cash and cash equivalents. Amounts due from banks and interest-earning deposits may exceed insured amounts.

INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

The Company classifies investment securities and mortgage-backed securities as held-to-maturity, available-for-sale, or trading.

Securities held-to-maturity are purchased with the intent and ability to hold to maturity or call date and are reported at amortized cost. The amortization of premium and accretion of discount are recognized as adjustments to interest income. Securities available-for-sale are those identified as available to meet liquidity needs, assist in portfolio restructuring, or manage interest rate risk. They are reported at fair value, with unrealized gains and losses, net of related income tax effects, reported in other comprehensive income. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities. The Company has not classified any securities as trading securities. Gains or losses on disposition of securities are computed on the specific identification method.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                               8
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS RECEIVABLE AND ALLOWANCE FOR LOSSES

Loans receivable are stated at the amount of unpaid principal, net of participation interests of others, less the allowance for loan losses, undisbursed loans in process, and net deferred loan origination fees and discounts. The allowance for loan losses is established through a provision for losses charged to expense. Loans are charged to the allowance for loan losses when management of the Bank believes the collectibility of the principal is unlikely. Management's periodic determination of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the ability of borrowers to repay, the estimated value of underlying collateral, and current economic conditions.

Impaired loans are measured based on the present value of expected cash flows discounted at the loan's effective interest rate, or as a practical expedient at the loan's observable market price or fair value of the collateral if the loan is collateral dependent. Any change in fair value is reported as bad debt expense in the same manner in which impairment initially was recognized or as a reduction in the amount of bad debt expense that otherwise would be reported.

Uncollectible interest on loans is charged off, or an allowance is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management's judgment, the borrower's ability to make periodic interest and principal payments is restored, in which case the loan is returned to accrual status.

LOAN SALES

The Bank may generate additional funds for lending by selling whole and/or participating interests in real estate loans. Gains or losses on such sales are recognized at the time of sale and are determined by the difference between the net sales proceeds and the unpaid principal balance of the loans sold adjusted for any yield differential, servicing fees and servicing cost applicable to future years. At each of the balance sheet dates presented in the financial statements, the Bank was not holding any loans for sale.

LOAN ORIGINATION FEES AND RELATED COSTS

Fees charged on the origination of real estate loans and certain direct loan origination costs are deferred and the net amount amortized as an adjustment of the related loan's yield over the contractual life of the loan. Unamortized fees on loans sold are recognized as adjustments to the basis of those loans in the year of sale.

FORECLOSED REAL ESTATE

Real estate acquired in settlement of loans is classified as held for sale and initially recorded at the lower of cost or fair value less estimated selling costs at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed. The portion of interest costs relating to the development of real estate is capitalized.

Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated costs to sell.

PROPERTY AND DEPRECIATION

The various classes of property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets (from 5 to 39 years) primarily by the straight-line method. The costs of major improvements are capitalized, while the costs of maintenance and repairs, which do not improve or extend the life of the respective properties, are expensed currently. The cost and accumulated depreciation on property are eliminated from the accounts upon disposal, and any resulting gain or loss is included in the determination of net income.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                               9
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES

The Company and its subsidiary Bank provide for income taxes on a separate entity basis.

Provisions for deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

ADVERTISING

Advertising costs are expensed as incurred.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

Certain of the prior year amounts have been reclassified or restated to conform to the current presentation. Such reclassifications and restatements are immaterial to the financial statements.

EARNINGS PER SHARE

Earnings per share data have not been presented as such data would not be meaningful given the short period during which common stock of the Company was outstanding. Presentation of earnings per share amounts will follow the provisions of Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share". As the Company has not presented earnings per share amounts prior to conversion to a stock institution, the adoption of the provisions of this Statement have no impact on comparative information.

NEW ACCOUNTING PRONOUNCEMENTS

Statement of Financial Accounting Standards No. 130 - Reporting Comprehensive Income

This Statement establishes standards for reporting and display of comprehensive income and its components in a set of financial statements. The Company adopted this Statement during the 1998 year and has presented a statement of comprehensive income for the three-year period ended December 31, 1998. As this Statement is a matter of presentation, the adoption of this Statement did not have a material effect on the Company's accounting practices.

Statement of Financial Accounting Standards No. 132 - Employers Disclosures About Pensions and Other Postretirement Benefits

This Statement standardizes disclosure requirements for employer pension and postretirement benefits. The Company adopted this Statement during the 1998 year end. As this Statement is a matter of presentation, the adoption of this Statement did not have a material effect on the Company's accounting practices.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              10
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Statement of Financial Accounting Standards No. 133 - Accounting for Derivative Instruments and Hedging Activities

This Statement standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial position and measure them at fair value. The bank is evaluating the potential impact of adopting SFAS No. 133. Management does not expect the adoption of SFAS No. 133 to have a material adverse impact on financial condition or results of operation. The statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Management does not expect to early adopt this Statement as permitted by the Statement. At the initial application of this Statement, the Bank may elect to transfer any security classified by the Bank as held-to-maturity to the available-for-sale or trading classification. In addition, the Bank may elect to transfer any security classified as available-for-sale to the trading classification. Presently, management does not expect to elect these options.

NOTE 2 - CONVERSION TO STOCK FORM OF OWNERSHIP

On July 14, 1998, the Board of Directors of the Fredericksburg Savings and Loan Association (now "Fredericksburg Savings Bank") adopted the Plan of Conversion (the "Plan"). Pursuant to the Plan, on December 23, 1998, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank and became the wholly-owned subsidiary of Virginia Capital Bancshares, Inc., a Federal corporation. The Company was incorporated on September 4, 1998, to serve as the Bank's holding company, and prior to December 23, 1998, had no operations and insignificant assets and liabilities. In addition, pursuant to the Plan of Conversion, the Company sold 10,560,000 shares of its $.01 par value common stock to the Bank's eligible customers for $10.00
per share (the "Offering").   Eligible customers were account holders as of June
30, 1997. Additionally, account holders as of September 30, 1998, who were not account holders at June 30, 1997, were eligible. Gross proceeds of the Offering totaled $105,600, and expenses associated with the Conversion totaled approximately $1,700. The ESOP established by the Bank and formed in connection with the Conversion, purchased 912,384 shares of the Common Stock issued in the Conversion utilizing proceeds of a loan from the Company for $9,123. Net proceeds of the Offering were approximately $103,900.

Pursuant to the Plan, the Company established Fredericksburg Savings Charitable Foundation (the "Foundation") in connection with the Conversion. The Plan provided that the Bank and the Company would create the Foundation and donate an amount of the Company's common stock equal to 8% of the common stock sold in the Conversion. The Foundation is dedicated to charitable purposes within the
communities in which the Bank operates.   As a result of the Conversion, the
Company donated 844,800 shares of common stock valued at $8,448 to the Foundation.

The Foundation has submitted a request to the Internal Revenue Service to be recognized as a tax-exempt organization and will likely be classified as a private foundation. A contribution of common stock to the Foundation by the Company is tax deductible, under Federal regulations, subject to a limitation based on 10 percent of the Company's taxable income. The Company, however, is able to carry forward any unused portion of the deduction for five years following the contribution. Upon funding the Foundation, the Company recognized an expense of $8,448, the full amount of the contribution, offset in part by a tax benefit of $3,523.

At the time of Conversion, the Bank established a liquidation account in an amount equal to $83,500, its equity as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account is maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account is reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              11
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 2 - CONVERSION TO STOCK FORM OF OWNERSHIP (CONTINUED)

Subsequent to the conversion, the Bank may not declare or pay dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholder's equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements. The Company, unlike the Bank, is not subject to the same restrictions regarding the declaration or payment of dividends to its shareholders, although the source of the Company's dividends may depend upon the Bank's ability to pay dividends.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of mortgage-backed securities and investment securities are as follows as of December 31, 1998 and 1997.

                                                                       Gross         Gross      Estimated
                                                       Amortized    Unrealized    Unrealized       Fair
                                                          Cost         Gain          Loss         Value
                                                       ---------    ----------    ----------    ---------
SECURITIES HELD-TO-MATURITY
   December 31, 1998
      Mortgage Backed Securities
         FNMA pass-through securities                   $   731       $   -         $    7       $   724
         GNMA certificates                                  259           20            -            279
                                                        -------       ------        ------       -------
                                                        $   990       $   20        $    7       $ 1,003
                                                        =======       ======        ======       =======
   December 31, 1997
      Mortgage Backed Securities
         FNMA pass-through securities                   $   838       $   -         $   -        $   838
         GNMA certificates                                  453           44            -            497
                                                        -------       ------        ------       -------
                                                        $ 1,291       $   44        $   -        $ 1,335
                                                        =======       ======        ======       =======

                                                                       Gross         Gross      Estimated
                                                       Amortized    Unrealized    Unrealized       Fair
                                                          Cost         Gain          Loss         Value
                                                       ---------    ----------    ----------    ---------
SECURITIES AVAILABLE-FOR-SALE
   December 31, 1998
      U.S. Treasury and agency obligations              $14,897       $  182        $    21      $15,058
      Corporate securities                                6,858           88             12        6,934
      State and local municipal bonds                     1,868           28             -         1,896
      Equity securities                                   2,263        1,001             63        3,201
      Mutual fund                                         1,323           -              18        1,305
      Dual Index Consolidated Bonds                       2,500           -             513        1,987
                                                        -------       ------        -------      -------

                                                        $29,709       $1,299        $   627      $30,381
                                                        =======       ======        =======      =======

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              12
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

                                                                     Gross           Gross      Estimated
                                                       Amortized   Unrealized      Unrealized      Fair
                                                          Cost        Gain            Loss        Value
                                                       ---------   ----------      ----------   ---------
SECURITIES AVAILABLE-FOR-SALE (CONCLUDED)
   December 31, 1997
       U.S. Treasury and agency obligations             $19,812      $   82          $   58      $19,836
       Corporate securities                               3,345          70               2        3,413
       State and local municipal bonds                      350          21              -           371
       Equity securities                                  3,596         770              23        4,343
       Mutual fund                                        1,262          -               20        1,242
       Dual Index Consolidated Bonds                      2,500          -              554        1,946
                                                        -------      ------          ------      -------

                                                        $30,865      $  943          $  657      $31,151
                                                        =======      ======          ======      =======

The mutual fund investments are in funds that invest primarily in obligations of the U.S. Government or its agencies.

The amortized cost and estimated fair value of investment securities at December 31, 1998 and December 31, 1997 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Therefore, mortgage backed securities are not included in the following maturity summary. As equity type securities do not have maturity dates, these have not been classified to maturity categories below.

                                                          December 31, 1998          December 31, 1997
                                                       ---------------------       ---------------------
                                                                   Estimated                   Estimated
                                                       Amortized      Fair         Amortized      Fair
                                                          Cost       Value            Cost       Value
                                                       ---------   ---------       ---------   ---------
SECURITIES AVAILABLE-FOR-SALE
Mutual Fund                                             $ 1,323     $ 1,305         $ 1,262     $ 1,242
Equity Securities                                         2,263       3,201           3,596       4,343
Due in one year or less                                   6,298       6,347          10,997      11,008
Due after one year through five years                    16,124      16,255          11,651      11,778
Due after five years through ten years                    3,602       3,167           2,997       2,409
Due after ten years                                          99         106             362         371
                                                        -------     -------         -------     -------

                                                        $29,709     $30,381         $30,865     $31,151
                                                        =======     =======         =======     =======

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              13
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 3 - INVESTMENT SECURITIES (CONCLUDED)

During 1993, the Bank acquired Dual Indexed Consolidated Bonds ("DICBs") issued by the Federal Home Loan Bank ("FHLB"). DICBs' coupon rates are determined by the difference between the designated Constant Maturity Treasury ("CMT") and the designated London Interbank Offered Rate ("LIBOR"). Interest rates on DICBs are subject to reset annually at specified dates. This reset may result in an interest rate less than those payable on conventional fixed rate debt securities issued at the same time. These investments were acquired as part of the interest rate risk management of the Bank.

The Secondary market for DICBs is affected by factors other than the credit worthiness of the issuer. Such factors include other interest rates, volatility of the two indices utilized, time remaining to maturity and the amount of the outstanding bonds. Management of the Bank utilizes a third-party investment advisory company to estimate the market value of the DICB's by comparison to bid and asked prices of similar instruments. As these market values are based on similar instruments, and are estimates, the actual value the Bank would receive in a sale transaction is dependent upon the market for these instruments at the time of disposition.

DICBs are classified by the Bank as available for sale and are recorded at fair value with unrealized gains and losses included in Other Comprehensive Income. The DICBs were acquired at their face amount. The consensus reached by the Emerging Issues Task Force ("EITF") Issue number 96-12 requires interest income recognition for these instruments based upon the retrospective interest method. The Bank recognizes interest income based on the actual interest payments received. The difference between the retrospective interest method and the method utilized is immaterial.

Disclosed below are the characteristics of each issue of DICBs, the indices utilized and period-end coupon rates and market value. The Bank's exposure to credit risk, on these instruments, is limited to the amount paid for each DICB, if the FHLB fails to perform.

                                                                           December 31,
                                                            ---------------------------------------
                                                                   1998                  1997
                                                            -----------------     -----------------
                     Face             Indexing              Market                Market
Issuer   Maturity   Amount             Formula              Coupon     Value      Coupon     Value
------   --------   ------   ----------------------------   ------    -------     ------    -------
FHLB     08/17/05   $1,000   (10 yr CMT+3.00%)-6 mo LIBOR   3.545%    $  789      3.408%    $  786
FHLB     08/26/05    1,000   (10 yr CMT+3.00%)-6 mo LIBOR   3.713        813      3.472        788
FHLB     11/18/05      500   (10 yr CMT+2.75%)-6 mo LIBOR   4.000        385      2.764        372
                    ------                                            ------                ------

                    $2,500                                            $1,987                $1,946
                    ======                                            ======                ======

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              14
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 4 - LOANS RECEIVABLE

Loans receivable consisted of the following:

                                                                       December 31,
                                                                 -----------------------
                                                                   1998           1997
                                                                 --------       --------
     Real estate mortgage loans
        One to four family                                       $365,296       $358,561
        Multi-family                                                3,335          3,455
        Non-residential real estate                                33,117         40,951
        Land and land development                                   1,175          3,091
                                                                 --------       --------
             Total real estate mortgage loans                     402,923        406,058
     Less: Amounts owned by holders
           of participating interests, net                         (2,958)        (4,217)
                                                                 --------       --------

           Net real estate mortgage loans                         399,965        401,841
                                                                 --------       --------

     Real estate construction and development loans                19,295         16,046
     Less: Undisbursed loan funds                                  (7,206)        (4,978)
                                                                 --------       --------

           Net real estate construction loans                      12,089         11,068
                                                                 --------       --------

     Other loans
        Consumer and other installment loans                        9,065          8,913
                                                                 --------       --------

             Total other loans                                      9,065          8,913
                                                                 --------       --------

                                                                  421,119        421,822

     Less: Deferred loan fees                                      (3,644)        (3,312)
            Allowance for loan losses                              (5,684)        (5,478)
                                                                 --------       --------

           Net loans receivable                                  $411,791       $413,032
                                                                 ========       ========

Amounts owned by holders of participating interests are not included in the balance sheets. The unpaid principal balances of these loans are summarized as follows:

                                                                       December 31,
                                                                 -----------------------
                                                                   1998           1997
                                                                 --------       --------
           FNMA, net of discount                                 $  1,393       $  2,222
           FHLMC                                                      624            872
           Other                                                      941          1,123
                                                                 --------       --------
                                                                 $  2,958       $  4,217
                                                                 ========       ========

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              15
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 4 - LOANS RECEIVABLE (CONCLUDED)

Custodial escrow balances maintained in connection with the foregoing loan servicing were $156, $215, and $130 at December 31, 1998, 1997 and 1996,
respectively.

Activity in the allowance for loan losses is summarized as follows:

                                                     December 31,
                                             --------------------------
                                              1998      1997      1996
                                             ------    ------    ------
Balance, beginning of period                 $5,478    $5,543    $5,480
   Provision charged to operations              461       375       325
   Loans charged off                           (260)     (440)     (263)
   Recoveries                                     5        -          1
                                             ------    ------    ------

Balance, end of period                       $5,684    $5,478    $5,543
                                             ======    ======    ======

Impairment of loans having recorded investments of $7,954 at December 31, 1998 and $9,801 at December 31, 1997 have been recognized in conformity with FASB No. 114, as amended by FASB No. 118. The total allowance for loan losses related to these loans was $847, $669 and $729 on December 31, 1998, 1997, and 1996,
respectively. The average recorded investment in impaired loans during 1998, 1997, and 1996 was $8,625, $10,466, and $13,257, respectively. There was no significant reduction in interest associated with impaired loans for 1998, 1997 or 1996.

Loans having carrying values of $707, $937 and $4,815 were transferred to foreclosed real estate in 1998, 1997, and 1996, respectively.

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

Unspecified residential loans of approximately $224,000 at December 31, 1998, approximately $208,000 at December 31, 1997, and $199,000 at December 31, 1996 have been pledged to the Federal Home Loan Bank under a floating blanket lien as collateral for advances from that bank.

NOTE 5 - FORECLOSED REAL ESTATE FOR SALE

Foreclosed real estate consisted of the following:

                                                         December 31,
                                                       ----------------
                                                        1998      1997
                                                       ------    ------
Foreclosed real estate                                 $1,197    $2,085
   Less allowance for losses                              (20)     (126)
                                                       ------    ------

                                                       $1,177    $1,959
                                                       ======    ======

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              16
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 5 - FORECLOSED REAL ESTATE FOR SALE (CONCLUDED)

A summary of the foreclosed real estate operations is as follows:

                                                         December 31,
                                                  --------------------------
                                                   1998      1997      1996
                                                  ------    ------    ------
Foreclosed real estate
    Foreclosed real estate sales                  $2,878    $3,397    $3,528
    Cost of sales                                  2,704     3,392     3,512
    Increase (decrease) in reserve                  (106)       87       (21)
    Selling and other expenses                       278        81       167
                                                  ------    ------    ------

                                                  $    2    $ (163)   $ (130)
                                                  ======    ======    ======

Activity in the allowance for losses for real estate owned is summarized as follows:

Balance, beginning of period                      $  126    $   39    $   60
Provision for losses                                  21       167       122
Charge-offs                                         (127)      (80)     (143)
                                                  ------    ------    ------

Balance, end of period                            $   20    $  126    $   39
                                                  ======    ======    ======

NOTE 6 - DEPOSITS

Deposits summarized by interest rates were as follows:

                                                                                   December 31,
                                                                 -----------------------------------------------
                                                                          1998                      1997
                                                                 --------------------       --------------------
                                                                  Amount      Percent        Amount      Percent
                                                                 --------     -------       --------     -------
Transaction accounts (weighted average
 rate of 3.25% and - %)                                          $    779       0.22%       $     -          - %
Non-interest bearing deposits                                         583       0.16             266       0.07
Savings accounts (weighted average rate of 2.96% and 3.25%)        75,360      21.24          84,547      22.60
                                                                 --------     ------        --------     ------
                                                                   76,722      21.62          84,813      22.67
                                                                 --------     ------        --------     ------
Certificates:
    Up to 4.00%                                                        -          -               -          -
4.01% to 5.00%                                                     62,254      17.55          17,303       4.63
5.01% to 6.00%                                                    196,415      55.36         233,582      62.44
6.01% to 7.00%                                                     16,532       4.66          32,589       8.71
7.01% to 8.00%                                                      2,865        .81           5,827       1.55
                                                                 --------     ------        --------     ------
                                                                  278,066      78.38         289,301      77.33
                                                                 --------     ------        --------     ------

     Total deposits                                              $354,788     100.00%       $374,114     100.00%
                                                                 ========     ======        ========     ======

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              17
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 6 - DEPOSITS (CONCLUDED)

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100 was approximately $37,875, and $21,270 at December 31, 1998 and 1997, respectively. Deposits in excess of $100 are not federally insured.

The  scheduled maturities of certificates of deposit are as follows:

                                                      December 31,
                                                  --------------------
                                                    1998        1997
                                                  --------    --------
       Over Year or Less                          $191,999    $192,592
       Over One Through Two Years                   43,060      56,227
       Over Two Through Three Years                 21,702      25,827
       Over Three through Four Years                11,203       3,645
       Over Four Through Five Years                 10,102      11,010
                                                  --------    --------

                                                  $278,066    $289,301
                                                  ========    ========

Interest expense on deposits is summarized as follows:

                                                      December 31,
                                             ------------------------------
                                               1998       1997       1996
                                             --------   --------   --------
Transaction accounts                         $     11   $      7   $      6
Savings                                         2,674      2,818      2,977
Certificates of deposit                        16,032     15,991     16,093
                                             --------   --------   --------

                                             $ 18,717   $ 18,816   $ 19,076
                                             ========   ========   ========

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

The advances to the Bank consist of the following:

                                                      December 31,
                                                  --------------------
                                                    1998        1997
                                                  --------    --------
  Advances from FHLB due:
     Less than 1 year                             $  3,000    $     -
     1 to 2 years                                       -        3,000
     2 to 3 years                                    5,000          -
     3 to 4 years                                       -        5,000
                                                  --------    --------

                                                  $  8,000    $  8,000
                                                  ========    ========

The Bank had approved borrowing capacity at the FHLB for $45 million as of December 31, 1998 and 1997. The unused portion of this aggregated $37 million at December 31, 1998 and 1997. Interest rates on the outstanding balances range from 6.09% to 6.25% for 1998 and 1997.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              18
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 8 - BENEFIT AND RETIREMENT PLANS

The Company and Bank sponsor qualified and non-qualified pension and benefit plans for employees and directors of the Company and Bank. Presented below is information regarding the plans' benefit obligations, fair value of assets and funded status, in addition to descriptive plan information.

PENSION PLAN

The Bank has a qualified, noncontributory defined benefit plan covering substantially all of its full-time employees. The benefits are based upon the employee's average compensation during the last five years of employment. To qualify initially, employees must have worked 1,000 hours in a twelve-month period. An employee becomes fully vested upon completion of 5 years of qualifying service. The Bank contributes to the plan the maximum allowable amount in accordance with ERISA funding standards.

                                                            1998       1997
                                                          --------   --------
Reconciliation of benefit obligation
   Obligation at January 1                                 $ 4,061    $ 4,093
   Service cost                                                225        212
   Interest cost                                               268        277
   Benefit payments                                           (611)      (850)
   Actuarial loss                                              213        329
                                                           -------    -------

   Obligation at December 31                               $ 4,156    $ 4,061
                                                           =======    =======


Reconciliation of fair value of assets
   Fair value of plan assets at January 1                  $ 4,761    $ 4,713
   Actual return on plan assets                                204        537
   Employer contributions                                      258        361
   Benefit payments                                           (611)      (850)
                                                           -------    -------

   Fair value of plan assets at December 31                $ 4,612    $ 4,761
                                                           =======    =======


Funded status
   Funded status at December 31                            $   456    $   699
   Unrecognized transition obligation                          584        668
   Unrecognized prior service costs                           (200)      (219)
   Unrecognized net (gain)                                  (1,143)    (1,572)
                                                           -------    -------

   Net amount recognized as accrued benefit liability      $  (303)   $  (424)
                                                           =======    =======

The plan's accumulated benefit obligation was $2,556 and $2,511 at December 31, 1998 and 1997, respectively.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              19
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 8 - RETIREMENT OBLIGATIONS (CONTINUED)

Net periodic benefit cost for the plan was as follows for the years ended December 31, 1998, 1997 and 1996:

                                                     December 31,
                                              --------------------------
                                               1998      1997      1996
                                              ------    ------    ------
  Service cost                                $  225    $  212    $  201
  Interest cost                                  268       277       313
  Expected return on plan assets                (356)     (341)     (306)
  Net amortization and deferral                    1        12        28
                                              ------    ------    ------

  Net periodic benefit cost                   $  138    $  136    $  236
                                              ======    ======    ======

The assumptions used in the measurement of the benefit obligation are presented below:


                                              1998      1997
                                             ------    ------
  Discount rate                               7.00%     7.50%
  Expected return on plan assets              7.75%     7.75%
  Rate of compensation increase               5.50%     5.50%

The plan assets are invested in interest-bearing cash accounts, common stock and debt securities, including certificates of deposit at the Bank in the amount of $2,473 for 1998 and $2,137 for 1997.

Prior service costs are amortized on the straight-line method over 19 years, based on the average remaining service period of active employees expected to receive benefits.

401(K) PLAN

The Bank maintains a tax qualified profit-sharing plan with a qualified cash or deferred arrangement. All employees of the Bank are eligible to participate upon completion of one-half of one year of service and attainment of age 21. The Bank contributes to the plan based on a percentage of the participant's contributions. The Bank contributed $65, $58 and $67 for the years ended December 31, 1998, 1997 and 1996, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the Conversion, the Bank established an employee stock ownership plan (ESOP). The ESOP is a tax-qualified retirement plan designed to invest primarily in the Company's common stock. All employees of the Bank who have attained age 21 and completed one year of service with the Bank will be eligible to participate in the ESOP. The ESOP utilized funds borrowed from the Company totaling $9,123, to purchase approximately 8%, or 912,384 shares of the Company's common stock issued in the Conversion. The loan to the ESOP will be primarily repaid with contributions from the Bank to the ESOP over a period not to exceed 20 years. The Bank will contribute to the ESOP sufficient amounts to cover all payments and interest as they become due. At December 31, 1998 the balance of the loan to the ESOP was $8,920. The loan has a fixed interest rate of 7.75%.

Shares are released from the ESOP relative to the reduction in the interest and principal balance of the total loan from the Company to the ESOP. Dividends on allocated shares may, at the direction of the Bank, be credited to participants' accounts, distributed to participants or used to repay the loan from the Bank. Dividends on unallocated shares may be used for debt service.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              20
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 8 - RETIREMENT OBLIGATIONS (CONCLUDED)

Compensation expense is measured based on the fair value of the Company's common stock when shares are committed to be released. Compensation expense recognized for the year ended December 31, 1998 was $275.

At December 31, 1998, 11,404 shares were allocated.

The fair value of uncommitted ESOP shares at December 31, 1998 was $12,042.

MANAGEMENT SECURITY PLAN AND SUPPLEMENTAL AGREEMENT

The Bank has established non-qualified deferred compensation arrangements for certain key management personnel structured to provide benefits upon retirement based on years of service to the Bank. Deferred compensation expense was $699, $647 and $297 for the years ended December 31, 1998, 1997 and 1996, respectively. The accrued obligation presented on the Company's balance sheet was $5,790 and $5,056 at December 31, 1998 and 1997, respectively.

NOTE 9 - RELATED PARTY TRANSACTIONS

The Bank has made loans to various officers and directors of the Bank, collateralized by the personal residences of the borrowers or their deposits in the Bank. Loans outstanding to officers and directors totaled $2,108 at December 31, 1998, $2,302 at December 31, 1997 and $2,350 at December 31, 1996.
In addition, at December 31, 1998 the Bank held deposit accounts from officers and directors of $1,045.

Loans to executive officers and directors of the Bank are generally made on the same terms and conditions as for other loans. The Bank does not expect to incur any losses with respect to these loans. Following is a summary of this loan activity:

                                                December 31,
                                        --------------------------
                                         1998      1997      1996
                                        ------    ------    ------
   Beginning balance                    $  493    $  543    $  690
   Additions                               288        -         -
   Repayments                             (208)      (50)     (147)
                                        ------    ------    ------

   Ending balance                       $  573    $  493    $  543
                                        ======    ======    ======

NOTE 10 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly discretionary--actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Qualitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). The Bank's actual capital amounts and ratios are also presented in the table. Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              21
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 10 - REGULATORY MATTERS (CONTINUED)

                                                                                               Well
                                                                                         Capitalized Under
                                                                    For Capital          Prompt Corrective
                                                Actual           Adequacy Purposes        Action Provision
                                        ---------------------   -------------------     -------------------
                                         Amount        Ratio     Amount      Ratio       Amount      Ratio
                                        --------      -------   -------     -------     --------    -------
As of December 31, 1998
    Core Capital
    (To adjusted total assets)          $138,489       26.11%   $21,217      4.00%       $26,521      5.00%
    Tangible Capital
    (To adjusted total assets)           138,489       26.11      7,956      1.50%        15,913      3.00
    Risk-Based Capital
    (To risk weighted assets)            142,191       48.19     23,604      8.00         29,621     10.00
As of December 31, 1997
    Core Capital
    (To adjusted total assets)            76,518       16.34     14,109      3.00         23,515      5.00
    Tangible Capital
    (To adjusted total assets)            76,518       16.34      7,054      1.50         14,109      3.00
    Risk-Based Capital
    (To risk weighted assets)             80,056       26.92     22,878      8.00         28,597     10.00

NOTE 11 - OFF BALANCE SHEET RISKS

Financial instruments with off-balance sheet risk consist primarily of commitments to extend credit made in the normal course of the Bank's business. These commitments to extend credit are not shown in the accompanying financial statements until such commitments are funded. The Bank uses the same credit policies in making commitments as in funding other loans and may require collateral to secure the loan. Collateral held varies, but generally includes real estate, primarily single-family homes, and in some cases, income-producing commercial properties. At December 31, 1998, the Bank had commitments to originate loans of approximately $8,779 and approximately $10,563 at December 31, 1997. Of these commitments, $8,144 and $10,307 were fixed rate loan commitments at December 31, 1998 and 1997, respectively. The fixed rate loan commitments were at interest rates ranging from 6.50% to 9.75% for 1998 and 6.25% to 9.75% for 1997.

Standby letters of credit are conditional commitments issued by the Bank. At December 31, 1998, the Bank was committed under standby letters of credit aggregating approximately $784 and at December 31, 1997 approximately $1,077.

The amount of unfunded lines of credit for home equity loans was approximately $2,931 at December 31, 1998 and $3,005 at December 31, 1997.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              22
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 11 - OFF BALANCE SHEET RISKS (CONCLUDED)

In the ordinary course of business, the Bank is subject to various contingent liabilities and certain claims and legal actions. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the financial condition of the Bank.

NOTE 12 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of financial instruments.

CASH AND CASH EQUIVALENTS

Due to the demand nature of cash and cash equivalents, fair value is estimated to be carrying amount.

INVESTMENT SECURITIES

For debt securities, estimated fair values are based on market prices or market prices of similar instruments. Where market prices are not available, discounted cash flow techniques are utilized. For equity securities, estimated fair value is based on quoted market prices. Due to the restricted nature of FHLB stock, a fair value estimate is not determinable.

MORTGAGE-BACKED SECURITIES

Fair value of mortgage-backed securities is estimated based on quoted market prices or market prices of similar securities.

LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage and consumer. The fair value of loans is then estimated by discounting scheduled cash flows through estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan categories.

DEPOSITS

Due to their demand nature, fair value of passbook and money market accounts is estimated to be carrying amount. The fair value of fixed maturity certificates of deposit is estimated by discounting cash flows from expected maturities using rates currently offered for deposits of similar maturities.

ADVANCES

Fair value of advances outstanding from the Federal Home Loan Bank is estimated based on the rates currently available for advances of similar maturities.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              23
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 12 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONCLUDED)

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit-worthiness of the counter parties. All commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis. The fair value of these instruments is not material.

The estimated fair values of the Bank's financial instruments are as follows:

                                                                        December 31,
                                                       -------------------------------------------
                                                               1998                   1997
                                                       -------------------     -------------------
                                                       Carrying  Est. Fair     Carrying  Est. Fair
                                                         Value      Value        Value      Value
                                                       --------  ---------     --------  ---------
Financial assets
  Cash and cash equivalents                            $115,734   $115,734     $ 11,287   $ 11,287
  Investment securities, available-for-sale              30,381     30,381       31,151     31,151
  Mortgage-backed securities                                990      1,003        1,291      1,335
  Loans                                                 411,791    416,100      413,032    416,508

Financial liabilities
  Deposits                                              375,852    373,206      377,114    376,181
  Advances                                                8,000      7,876        8,000      7,995

NOTE 13 - INCOME TAXES

Deferred income taxes result from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and 1997 are summarized below:

                                                      December 31,
                                                  --------------------
                                                    1998        1997
                                                  --------    --------
Deferred tax assets
   Allowance for loan losses                      $  1,840    $  2,116
   Charitable contribution                           3,223          -
   Deferred compensation                             2,315       2,082
   Other                                                72          31
                                                  --------    --------

       Total deferred tax assets                     7,450       4,229
                                                  --------    --------

Deferred tax liabilities
   FHLB stock dividends                                480         480
   Depreciation                                        185         250
   Other                                               368         121
                                                  --------    --------
       Total deferred tax liabilities                1,033         851
                                                  --------    --------

       Net deferred tax asset                     $  6,417    $  3,378
                                                  ========    ========

The charitable contribution carryover is available to offset taxable income, subject to annual limitations, for tax years through December 31, 2003.

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              24
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 13 - INCOME TAXES (CONCLUDED)

The Bank, in accordance with SFAS No. 109 has not recorded a deferred tax liability at December 31, 1998 of $3,686 related to the cumulative special bad debt deduction for savings and loan associations recognized for income tax reporting prior to December 31, 1987, the Bank's base year.

The following is a reconciliation of the differences between the statutory Federal income tax rate and the effective income tax rate for the years ended December 31, 1998, 1997 and 1996.

                                                            December 31,
                                                       --------------------
                                                       1998    1997    1996
                                                       ----    ----    ----
Tax at expected rates                                  34.0%   34.0%   34.0%
Increases (decreases) in taxes resulting from
   Tax exempt interest income                          (3.2)   (2.0)   (2.8)
   State income tax, net of federal tax benefit         3.5     3.5     3.5
   Other                                                7.6     2.6     4.8
                                                       ----    ----    ----

                                                       41.9%   38.1%   39.5%
                                                       ====    ====    ====

The provision for income taxes consisted of the following:

                                                     December 31,
                                          --------------------------------
                                            1998        1997        1996
                                          --------    --------    --------
Current tax expense
   U.S. Federal                           $  3,623    $  3,437    $  2,568
   State                                       557         553         375
                                          --------    --------    --------
       Total current                         4,180       3,990       2,943
                                          --------    --------    --------

Deferred tax expense
   U.S. Federal                             (2,748)        (36)       (509)
   State                                      (429)         (2)        (33)
                                          --------    --------    --------
       Total deferred                       (3,177)        (38)       (542)
                                          --------    --------    --------

       Total expense                      $  1,003    $  3,952    $  2,401
                                          ========    ========    ========

NOTE 14 - OTHER NONINTEREST EXPENSE

                                                     December 31,
                                          --------------------------------
                                            1998        1997        1996
                                          --------    --------    --------
   Legal                                  $    231    $    433    $    216
   Other non-interest expense                1,544       1,798       1,496
                                          --------    --------    --------

                                          $  1,775    $  2,231    $  1,712
                                          ========    ========    ========

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              25
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 15 - SUPPLEMENTAL CASH FLOW INFORMATION

                                                         December 31,
                                              ------------------------------
                                                1998       1997       1996
                                              --------   --------   --------
Cash paid during the year for interest        $ 19,212   $ 19,418   $ 19,535
Cash paid during the year for taxes              4,232      3,591      3,623

NOTE 16 -SUPPLEMENTAL NON-CASH INVESTING ACTIVITIES

                                                         December 31,
                                              ------------------------------
                                                1998       1997       1996
                                              --------   --------   --------
Loans transferred to real estate owned        $    707   $    937   $  3,512
Change in unrealized gain (loss) in
 value of securities available-for-sale,
 net of tax effect                                 240        352         12

NOTE 17 - PARENT-ONLY FINANCIAL INFORMATION

The earnings of the Bank are recognized by Virginia Capital Bancshares, Inc. using the equity method of accounting. Accordingly, undistributed earnings of the Bank are recorded as increases in the Company's investment in the Bank. The following are the condensed financial statements of the Company as of and for the year ended December 31, 1998 (although the Company did not commence operations until December 23, 1998, the full year results have been presented).

Balance Sheet
-------------
Assets
Cash and cash equivalents                                   $ 42,913
Receivable from subsidiary Bank                                  739
Investment in subsidiary                                     138,563
Deferred tax asset                                             3,220
Other                                                             41
                                                            --------

     Total assets                                           $185,476
                                                            ========

Accounts payable                                            $    270
Stockholders' equity                                         185,206
                                                            --------

     Total liabilities and stockholders' equity             $185,476
                                                            ========

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              26
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 17 - PARENT-ONLY FINANCIAL INFORMATION (CONCLUDED)

Condensed Statement of Income
-----------------------------
Interest income                                                  $    167

Charitable contribution                                             8,448
Interest expense                                                       78
                                                                 --------
                                                                    8,526
                                                                 --------
   Loss before income tax benefit and
    undistributed earnings of subsidiary Bank                      (8,359)

Income tax benefit                                                  3,523
                                                                 --------

   Loss before undistributed earnings of
    subsidiary Bank                                                (4,836)

Undistributed earnings of subsidiary Bank                           6,232
                                                                 --------

   Net income                                                    $  1,396
                                                                 ========

Condensed Statement of Cash Flows
---------------------------------

Operating activities
   Net income                                                    $  1,396
   Adjustments to reconcile net income to net
    cash provided by operating activities
      Equity in undistributed earnings of subsidiary Bank          (6,232)
      Charitable contribution funded with Company stock             8,448
      Tax benefit                                                  (3,523)
      Other, net                                                      (41)
                                                                 --------
          Net cash provided by operating activities                    48
                                                                 --------

Investing activities
   ESOP loan, net of payments                                      (8,920)
   Net investment in subsidiary Bank                              (51,948)
   Intercompany account with subsidiary Bank                          163)
                                                                 --------
          Net cash used in investing activities                   (61,031)
                                                                 --------

Financing activities
   Proceeds from common stock issuance                            103,896
                                                                 --------
          Net cash provided by financing activities               103,896
                                                                 --------

Net increase in cash and cash equivalents                          42,913

Cash and cash equivalents, beginning of period                          -
                                                                 --------

Cash and cash equivalents, end of period                         $ 42,913
                                                                 ========

Noncash financing activities
   Retained earnings acquired from subsidiary Bank               $ 86,419
                                                                 ========
   Employee stock ownership plan fair value adjustment           $     71
                                                                 ========
   Accrued costs of stock issuance                               $    272
                                                                 ========

VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY                              27
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

NOTE 18 - YEAR 2000 (UNAUDITED)

Many existing computer systems and applications use only two digits to identify a year in the date field, without considering the impact of the upcoming changes of the century. As a result, such systems or applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Bank relies on its systems, applications and devices in operating and monitoring substantially all aspects of its business. The Bank also relies, directly and indirectly, on external systems of other companies such as suppliers and third-party processors for the accurate exchange of data.

The bank conducted a comprehensive review of its computer systems to identify applications that could be affected by the Year 2000 issue, and developed an implementation plan to address the issue. The Bank's data processing is performed under agreements with a nationwide financial service bureau, and consequently identified this organization as its primary mission critical service provider. This organization has informed the Bank that all Year 2000 reprogramming efforts have been completed.

The Bank estimates that its costs related to Year 2000 will be approximately $210,000 and has currently incurred approximately $185,000 of costs. The Bank does not expect these costs to have a significant impact on the Bank's financial position or operating results. However, despite the Bank's preparations, there can be no assurance that the Bank will not incur additional costs or operational disruption due to Year 2000 matters resulting from internal or external system impacts.